CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 25, 2004 related to the financial statements of Ericsson Capital Accumulation and Savings Plan as of December 31, 2003 and 2002 and for the year ended December 31, 2003, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, TX

June 28, 2004